Exhibit 10.2

EXECUTION COPY

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), is entered into as of April 20, 2016, by and among ARC Group Worldwide, Inc., a Utah corporation (the “Parent”), the other Loan Parties party hereto, the Lenders (as defined below) party hereto, and the Administrative Agent (as defined below).

RECITALS:

WHEREAS, the Parent, the Borrowers party thereto, the lenders from time to time party thereto (the “Lenders”), and McLarty Capital Partners SBIC, L.P., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”), are parties to the Credit Agreement, dated as of November 10, 2014, (as amended by that certain First Amendment to the Credit Agreement, dated as of December 29, 2014, and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (including by this Amendment), the “Credit Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement; and

WHEREAS, the Parent and the Borrowers wish to amend the Credit Agreement on the terms set forth herein;

WHEREAS, the Administrative Agent and the Lenders are willing to amend the Credit Agreement as provided for herein;

NOW THEREFORE, in consideration of the premises and the agreements herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.  Interpretation.

1.1                               Interpretation.  This Amendment shall be construed and interpreted in accordance with the rules of construction set forth in Sections 1.02, 1.03, 1.04, 1.05 and 1.06 of the Credit Agreement.

Section 2.  Amendment to Credit Agreement.

2.1                               Amendment of Section 1.01 (Defined Terms).  Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Consolidated EBITDA” in its entirety as follows:

“Consolidated EBITDA” means, with respect to any Person for any fiscal period, an amount equal to the sum of (without duplication):

(a)                                 Consolidated Net Income of such Person during such period; and

(b)                                 to the extent Consolidated Net Income has been reduced thereby:

(i)                                     all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period;

(ii)                                  Interest Expense of such Person and its Subsidiaries for such period;

(iii)                               the amount of depreciation and amortization charges of such Person and its Subsidiaries for such period;

(iv)                              reasonable transaction expenses and other costs, fees and charges relating to the Transaction and Permitted Acquisitions, permitted Investments, permitted issuances of Equity Interests, permitted Asset Sales and Dispositions, and permitted issuances of Indebtedness, in each case by the Parent and its Subsidiaries, provided that the aggregate amount added to Consolidated Net Income in reliance on this clause (iv) shall not exceed, other than with respect to the Transaction, $750,000 in any Test Period;

(v)                                 reasonable transaction expenses and other costs, fees and charges, in each case, accruing on or after the Closing Date and relating to proposed acquisitions that are pursued but not consummated in an aggregate amount not to exceed $750,000 in any Test Period;

(vi)                              all non-cash adjustments to the valuation of earn-out payments or other consideration relating to permitted Investments;

(vii)                           non-recurring or extraordinary charges or expenses incurred during such period, provided that the aggregate amounts added to Consolidated Net Income pursuant to this clause (vii) shall not exceed $750,000 over the term of this Agreement;

(viii)                        restructuring and severance expenses accruing on or after the Closing Date in an amount not to exceed $750,000 in any Test Period, provided that the aggregate amounts added to Consolidated Net Income pursuant to this subsection (viii) shall not exceed $2,000,000 over the term of this Agreement;

(ix)                              management fees incurred and paid on or before December 31, 2013 in an aggregate amount not to exceed $800,000; and

(x)                                 restructuring expenses accrued from and after September 27, 2015 but before March 27, 2016 with respect to the restructuring of the operations of the Parent and its Subsidiaries in Hungary; provided that the aggregate amounts added to Consolidated Net Income pursuant to this subsection (x) shall not exceed $600,000 over the term of this Agreement.

(c)                                  less, all non-cash items increasing Consolidated Net Income (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period); and

(d)                                 less, all non-recurring or extraordinary income or gains during such period (including, without limitation, as a result of the acquisition of Indebtedness at a discount);

all as determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP.  For the purposes of calculating Consolidated EBITDA for any period in connection with any determination of the Total Leverage Ratio or Fixed Charge Coverage Ratio, (i) if at any time during such period the Parent or any Subsidiary shall have made any Specified Disposition, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Specified Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and (ii) if during such period a Borrower or any Subsidiary shall have made a Specified Acquisition, Consolidated EBITDA for the portion of such period prior to the date of such Specified Acquisition shall be calculated after giving effect thereto on a Pro Forma Basis as if such Specified Acquisition occurred on the first day of such period.  As used in this definition, “Specified Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person; and “Specified Disposition” means any Disposition of property or series of related Dispositions of property that constitutes a division or operating unit of a business or a line of business or a Disposition of all or substantially all of the stock or assets of a Person, in each case for aggregate Acquisition Consideration of $1,000,000 or more. In addition, in calculating Consolidated EBITDA for any Test Period that includes the fiscal quarter in which the Kecy Acquisition is consummated, Consolidated EBITDA shall be calculated on a pro forma basis to reflect cost savings, not to exceed $1,202,000 in the aggregate, relating to payments to Raymond Cox and David Zerbey prior to the Kecy Acquisition (but without duplication of any item set forth in clauses (b)(i) through (b)(ix) of such definition, and only to the extent the items reflected in such cost savings had been included in the calculation of Consolidated Net Income for such Test Period).

2.2                               Amendment of Section 1.01 (Defined Terms).  Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of “Fixed Charges” in its entirety as follows:

““Fixed Charges” means, for any period, without duplication, Interest Expense (excluding (i) interest paid in kind, (ii) expense reimbursements paid in connection with this Agreement or the Senior Documents and (iii) upfront fees paid in connection with Swap Contracts), plus scheduled principal payments on Indebtedness (excluding, (i) any repayment of the Loans (as defined in the Senior Credit Agreement (as in effect on the date hereof)) required by Section 2.05(d) of the Senior Credit Agreement (as in effect on the date hereof), and (ii) for the avoidance of doubt, any mandatory prepayments, whether under this Agreement, the Senior Documents or otherwise), plus Restricted Payments paid in cash, plus Capital Lease Obligation payments, all calculated for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that in calculating Fixed Charges for the Test Period ending on (a) June 30, 2016, Fixed Charges shall be deemed to be Fixed Charges for the fiscal quarter then ended times four, (b) September 25, 2016, Fixed Charges shall be deemed to be Fixed Charges for the two fiscal quarters then ended times two, and (c) December 25, 2016, Fixed Charges shall be deemed to be Fixed Charges for the three fiscal quarters then ended times 4/3; provided further that, for the purposes of calculating Fixed Charges for the fiscal quarter ending on March 27, 2016, the repayment of Loans (as defined in the Senior Credit Agreement (as in effect on the date hereof)) required by Section 2.05(d) of the Senior Credit Agreement (as in effect on the date hereof) shall be deemed to be $4,683,452.”

2.3                               Amendment of Section 1.01 (Defined Terms).  Section 1.01 of the Credit Agreement is hereby amended by amended and restating the definition of “Fixed Charge Coverage Ratio” in its entirety as follows:

““Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA minus the unfinanced portion of Capital Expenditures minus expense for taxes paid in cash (other than expenses for taxes paid in respect of the Exception Taxes in an amount not to exceed $1,343,361 in the aggregate) to (b) Fixed Charges, all calculated for the Parent and its Subsidiaries for such period on a consolidated basis in accordance with GAAP.”

2.4                               Amendment of Section 1.01 (Defined Terms).  Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition in the correct alphabetical order:

““Exception Taxes” means, in the aggregate (a) an amount not to exceed $984,977 in federal and state Taxes of the Parent and its Subsidiaries for the 2014 fiscal year of the Parent, and (b) an amount not to exceed $358,384 in Taxes incurred for the 2012, 2013 and 2014 fiscal years of the Parent as a result of

ARC Wireless Ltd. being deemed to be engaged in a U.S. trade of business, in each case, paid in cash by the Parent during the fiscal quarter of the Parent ended September 27, 2015.”

2.5                               Amendment of 2.03(b) (Prepayments).  Section 2.03(b)(iii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(iii)                         Subject to the terms of the Senior Subordination Agreement, on the fifth Business Day after the date of any Asset Sale by the Parent or any of its Subsidiaries, the Borrowers will prepay the Term Loan hereunder in an aggregate amount equal to (x) 100% of the amount, if any, of such Net Cash Proceeds from such Asset Sale received by the Parent or any of its Subsidiaries on the date of such Asset Sale and necessary to reduce the Senior Leverage Ratio to 2.75:1.00 on a Pro Forma Basis, plus (y) 75% of the balance, if any, of such Net Cash Proceeds remaining, to the extent necessary to reduce the Senior Leverage Ratio to 2.25:1.00 on a Pro Forma Basis, plus (z) 50% of the balance, if any, of such Net Cash Proceeds. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Borrowers shall not be required to make any prepayment of the Term Loan under this Section 2.03(b)(iii) with respect to Net Cash Proceeds received by the Parent or any of its Subsidiaries from Asset Sales to the extent that, on or prior to the date such Net Cash Proceeds would otherwise be required to be so applied the Parent notifies the Administrative Agent that such Net Cash Proceeds are to be reinvested in assets used or usable in the business of the Parent or any of its Subsidiaries within 180 days of each such Asset Sale, and if such Net Cash Proceeds to be reinvested are not in fact reinvested within 180 days after receipt thereof, then such proceeds shall be due and payable, and, in each case, applied to the prepayment of the Term Loan as provided in this clause (iii) at the expiration of such 180-day period); provided that the amount of such Net Cash Proceeds not applied to prepayment of the Term Loan because of this sentence shall not exceed $1,000,000 over the term of this Agreement.”

2.6                               Amendment of 2.03(b) (Prepayments).  Section 2.03(b)(iv) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(iv)                        Subject to the terms of the Senior Subordination Agreement, on the fifth Business Day after any incurrence of Indebtedness by the Parent or any of its Subsidiaries (excluding the Net Cash Proceeds of the Indebtedness expressly permitted pursuant to Section 7.03 but including the Net Cash Proceeds of Indebtedness incurred pursuant to subsection (s) thereof in an aggregate amount not less than €3,000,000), the Borrowers will prepay the Term Loan hereunder in an aggregate amount equal to 100% of the amount of the Net Cash Proceeds from such incurrence of Indebtedness received by the Parent or any of its Subsidiaries.”

2.7                               [Reserved].

2.8                               [Reserved].

2.9                               [Reserved].

2.10                        [Reserved].

2.11                        Amendment of Section 7.03 (Indebtedness).  Section 7.03 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of subsection (r), (ii) renumbering the current subsection (s) as a new subsection (t), and (iii) inserting the following as subsection (s):

“(s)                             other Indebtedness of any Foreign Subsidiary other than a Loan Party not otherwise permitted hereunder in an aggregate principal amount not to exceed €5,750,000 at any one time outstanding; provided that no Loan Party, and no Domestic Subsidiary of any Loan Party, is obligated, directly or indirectly, for such Indebtedness; and”

2.12                        Amendment of Section 7.14(a) (Minimum Fixed Charge Coverage Ratio).  Section 7.14(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)                           Minimum Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter ending during any period set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Period	Fixed Charge Coverage Ratio
Closing Date through March 26, 2016	1.10:1.00
March 27, 2016 through September 24, 2016	1.00:1.00
September 25, 2016 through March 25, 2017	1.00:1.00
March 26, 2017 through September 23, 2017	1.05:1.00
September 24, 2017 through March 24, 2018	1.10:1.00
March 25, 2018 through September 29, 2018	1.15:1.00
September 30, 2018 and thereafter	1.20:1.00

2.13                        Amendment of Section 7.14(b) (Maximum Total Leverage Ratio).  Section 7.14(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)                           Maximum Total Leverage Ratio.  Permit the Total Leverage Ratio, as of the last day of any fiscal quarter ending during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Period	Total Leverage Ratio
Closing Date through December 30, 2014	5.50:1.00
December 31, 2014 through March 30, 2015	5.50:1.00
March 31, 2015 through June 29, 2015	5.25:1.00
June 30, 2015 through September 29, 2015	5.00:1.00
September 30, 2015 through March 26, 2016	4.75:1.00

March 27, 2016 through September 24, 2016	5.50:1.00
September 25, 2016 through December 24, 2016	5.00:1.00
December 25, 2016 through March 25, 2017	4.50:1.00
March 26, 2017 through June 29, 2017	4.25:1.00
June 30, 2017 through September 23, 2017	4.00:1.00
September 24, 2017 and thereafter	3.50:1.00

Section 3.                                          Effectiveness.

3.1                               Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)                                 this Amendment shall have been duly executed by the Parent, the other Loan Parties, the Administrative Agent and the Lenders and, in each case, counterparts hereof as so executed shall have been delivered to the Administrative Agent, sufficient in number for distribution to the Administrative Agent, each Lender and the Parent;

(b)                                 (i) the Loan Parties shall have delivered that certain Fourth Amendment to Amended and Restated Credit Agreement (“Fourth Amendment to Senior Credit Agreement”), dated as of the Second Amendment Effective Date, and (ii) Administrative Agent shall have received that certain Consent and Acknowledgment to Senior Subordination Agreement, dated as of the Second Amendment Effective Date, which Fourth Amendment to Senior Credit Agreement and Consent and Acknowledgment to Senior Subordination Agreement shall be, in each case, duly executed by the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and in full force and effect as of the Second Amendment Effective Date;

(c)                                  the Loan Parties shall have paid all reasonable legal fees and expenses of the Administrative Agent and Lenders in connection with the preparation, negotiation and execution of this Amendment and the other documents being executed or delivered in connection therewith.

3.2                               Amendment Effective Date.  This Amendment shall be effective on the date (the “Second Amendment Effective Date”) upon which the conditions precedent set forth in Section 3.1 above are satisfied.

Section 4.   Affirmation.

Each of the Loan Parties hereby consents and agrees to and acknowledges and affirms the terms of this Amendment.  Each of the Loan Parties hereby further agrees that their respective obligations under the Credit Agreement, the Guarantee Agreement and each of the other Loan Documents shall remain in full force and effect and shall be unaffected hereby.

Section 5.  Representations and Warranties.  Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders party hereto as follows:

5.1                               Power and Authority.  It has all requisite power and authority to execute and deliver this Amendment and perform its obligations hereunder.

5.2                               Authorization.  It has taken all necessary corporate or limited liability company action, as applicable, to duly authorize the execution and delivery of, and performance of its obligations under, this Amendment and this Amendment has been duly authorized and duly executed and delivered by its duly authorized officer or officers.

5.3                               Non-Violation.  The execution and delivery of this Amendment and the performance and observance by it of the terms and provisions hereof (a) do not violate or contravene its Organization Documents or any applicable Laws or (b) conflict with or result in a breach or contravention of any provision of, or constitute a default under, any other agreement, instrument or document binding upon or enforceable against it.

5.4                               Validity and Binding Effect.  Upon satisfaction of the conditions set forth in Section 3.1 above, this Amendment shall constitute a legal, valid and binding agreement of such Loan Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

5.5                               Representations and Warranties in Credit Agreement.  The representations and warranties of each Loan Party contained in the Credit Agreement are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof as though made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date.

5.6                               No Consent.  No consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority is required in connection with this Amendment or the execution, delivery, performance, validity or enforceability of this Amendment, except consents, exemptions, authorizations, approvals, filings and actions which have been obtained or made and are in full force and effect.

5.7                               No Event of Default.  No Default or Event of Default exists before, nor will occur immediately after, giving effect to this Amendment or as a result of observing any provision hereof.

Section 6.  Miscellaneous.

6.1                               Incorporation by Reference. Sections 10.01 (Amendments, etc.), 10.02 (Notices and Other Communications; Facsimile Copies), 10.04 (Attorney Costs and Expenses), 10.05 (Indemnification by the Borrowers), 10.07 (Successors and Assigns), 10.11 (Counterparts; Integration; Effectiveness), 10.12 (Electronic Execution of Assignments and Certain Other Documents), 10.13 (Survival of Representations and Warranties), 10.14 (Severability), 10.15 (GOVERNING LAW), and 10.16 (WAIVER OF RIGHT TO TRIAL BY JURY) are incorporated herein by reference, mutatis mutandis.

6.2                               Reserved.

6.3                               Reserved.

6.4                               Headings.  The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

6.5                               Loan Documents Unaffected.  Each reference to the Credit Agreement in any Loan Document shall hereafter be construed as a reference to the Credit Agreement as modified hereby.  Except as otherwise specifically provided, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement or any other Loan Document, nor alter, modify, amend or in any way affect any provision of the Credit Agreement or any other Loan Document, including, without limitation, the guarantees, pledges and grants of security interests, as applicable, under each of the Collateral Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  This Amendment is a Loan Document.

6.6                               Reserved.

6.7                               Acknowledgments.  Each Loan Party hereby acknowledges that:

(a)                                 it has consulted and been advised by its own legal counsel in the negotiation, execution and delivery of this Amendment and the other Loan Documents and it has consulted its own accounting, regulatory and tax advisors to the extent it has deemed appropriate;

(b)                                 it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Amendment and by the other Loan Documents;

(c)                                  neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Amendment or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(d)                                 the Lenders have no obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated by this Amendment and by the other Loan Documents, except any obligations expressly set forth in this Amendment and in the other Loan Documents;

(e)                                  the Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and the Lenders have no obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates; and

(f)                                   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

6.8                               Release. Immediately upon the execution and acceptance of this Amendment, each Loan Party and each of their respective successors, assigns, subsidiaries, affiliates, insurers, employees, attorneys, agents, representatives and other persons and/or entities connected therewith, hereby fully and forever compromises, settles, releases, acquits and discharges the Administrative Agent, the Lenders, and their respective Affiliates (collectively, the “Released Parties”) and each of the Released Parties’ present, former and future directors, officers, employees, agents, partners, trustees, advisors or other representatives and other persons and/or entities connected therewith (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions, causes of action (whether at law and/or in equity) and obligations of every nature whatsoever (whether liquidated or unliquidated, known or unknown, asserted or unasserted, foreseen or unforeseen, matured or unmatured, fixed or contingent) that each Loan Party has, had and/or may claim to have against any of the Releasees which arise from or relate to any actions which any of the Releasees have and/or may have taken or have and/or may have omitted to take prior to the date this Agreement was executed and, without limiting the foregoing, with respect to the Credit Agreement and/or any documents executed and/or delivered in connection with the foregoing.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

ARC GROUP WORLDWIDE, INC.

By:	/s/ Drew M. Kelley
Name:	Drew M. Kelley
Title:	Chief Financial Officer

ADVANCED FORMING TECHNOLOGY, INC.,
as a Borrower

By:	/s/ Drew M. Kelley
Name:	Drew M. Kelley
Title:	Chief Financial Officer

ARC WIRELESS, INC.,
as a Borrower

By:	/s/ Drew M. Kelley
Name:	Drew M. Kelley
Title:	Chief Financial Officer

FLOMET LLC,
as a Borrower

By:	/s/ Drew M. Kelley
Name:	Drew M. Kelley
Title:	Chief Financial Officer

GENERAL FLANGE & FORGE LLC,
as a Borrower

By:	/s/ Drew M. Kelley
Name:	Drew M. Kelley
Title:	Chief Financial Officer

TEKNA SEAL LLC,
as a Borrower

[Signature Page to Second Amendment to Credit Agreement]

By:	/s/ Drew M. Kelley
Name:	Drew M. Kelley
Title:	Chief Financial Officer

3D MATERIAL TECHNOLOGIES, LLC,
as a Borrower

By:	/s/ Drew M. Kelley
Name:	Drew M. Kelley
Title:	Chief Financial Officer

QUADRANT METALS TECHNOLOGIES LLC,
as a Borrower

By:	/s/ Drew M. Kelley
Name:	Drew M. Kelley
Title:	Chief Financial Officer

ARC WIRELESS, LLC.,
as a Guarantor

By:	/s/ Drew M. Kelley
Name:	Drew M. Kelley
Title:	Chief Financial Officer

ARC METAL STAMPING, LLC,
as a Guarantor

By:	/s/ Drew M. Kelley
Name:	Drew M. Kelley
Title:	Chief Financial Officer

ADVANCE TOOLING CONCEPTS, LLC,
as a Guarantor

By:	/s/ Drew M. Kelley
Name:	Drew M. Kelley
Title:	Chief Financial Officer

THIXOFORMING LLC,
as a Guarantor

By:	/s/ Drew M. Kelley
Name:	Drew M. Kelley
Title:	Chief Financial Officer

MCLARTY CAPITAL PARTNERS SBIC, L.P.,
as Administrative Agent and as a Lender

By:	McLarty Capital Partners
SBIC, LLC, its general partner

By:	/s/ Christopher D. Smith
Name:	Christopher D. Smith
Title:	Manager

[Signature Page to Second Amendment to Credit Agreement]